NEWS from:
STEWART INFORMATION SERVICES CORPORATION
P.O. Box 2029, Houston, Texas 77252-2029
 www.stewart.com
Contact:	Ted C. Jones
Director - Investor Relations
(713) 625-8014

FOR RELEASE AT 6AM CDT

Stewart Reports Earnings for Second Quarter 2007

HOUSTON, July 27, 2007 - Stewart Information Services Corporation (NYSE-STC) today reported the results of its operations for the second quarter and six months ended June 30, 2007. (Dollar amounts in the table below are in millions, except per share figures.)

	Second Quarter
	2007	2006
Total revenues	$573.4	$644.7
Pretax earnings before minority interests	19.2	29.6
Net earnings	10.1	15.7
Net earnings per diluted share	0.55	0.86

	Six Months
	2007	2006
Total revenues	$1,105.1	$1,184.2
Pretax earnings before minority interests	14.6	37.9
Net earnings	5.4	18.4
Net earnings per diluted share	0.29	1.00

Financial Highlights

▪ Revenues decreased 11.1 percent to $573.4 million in the second quarter of 2007 compared with $644.7 million for the second quarter of 2006. The Company reported earnings before taxes and minority interests of $19.2 million for the second quarter of 2007 compared with earnings of $29.6 million for the same period in 2006.

▪ Revenues decreased 6.7 percent to $1.1 billion in the first six months of 2007 compared with $1.2 billion in the first six months of 2006. Earnings before taxes and minority interests for the first six months of 2007 were $14.6 million compared with $37.9 million for the same period in 2006.

▪ The revenue decline in the second quarter of 2007 from the same period in 2006 was primarily due to a decrease in the number of home sales, a decline in home prices, a drop in new home construction and reduced financing activity related in part to the subprime lending market. This revenue decline was partially offset by an increase in commercial and international transactions. In addition, revenues increased by $6.2 million and pretax earnings increased by $0.8 million for the quarter due to acquisitions made since the same period in the prior year.

▪“We have responded aggressively to reduce our title office staff and expenses in response to real estate market declines while maintaining staffing to provide superior customer service and gain market share,” said Stewart Morris, Jr., president and co-chief executive officer. The current conversion and roll-out phases of the Company’s web-based technology will continue to require the current level of investment in technology staff. Excluding the effect of new offices and divestitures, the Company reduced its company-wide employee headcount by approximately 540, or 5.5 percent, from December 31, 2006 to June 30, 2007 (of which a reduction of approximately 240 occurred in the second quarter). Since December 31, 2005, the employee headcount reduction has been approximately 1,280, or 12.7 percent.

▪ Employee costs were also lower in the second quarter and year-to-date periods of 2007 due to the decline to a more normal level in both the number and dollar amounts of major medical claims. Partially offsetting the decreases in headcounts and medical claims, employee costs in 2007 increased due to salary increases in response to highly competitive marketplaces in which the Company operates. In addition, employee costs increased in the areas of technology development and commercial business. Other operating expenses did not decline at the same rate as revenues primarily due to the fixed nature of most of the Company’s other operating costs.

▪ Stewart’s book value per share increased to $44.31 at June 30, 2007 compared with $44.00 at December 31, 2006.

The Company’s development efforts for AIM+, a title production and escrow technology, have reached the Beta phase for initial deployment. “This is a major move to a web-based production platform that began three years ago," said Stewart Morris, Jr. “The migration of installations to our state-of-the-art data center remains on target. This will allow us to shut down multiple older data centers by the end of the third quarter, yielding more savings due to centralization."

The Company began a shared-services initiative this quarter that is designed to produce significant savings and efficiencies within the next 24 months. "We are focusing on back-office services, including accounting, employee services, finance, marketing and technology,” said Malcolm S. Morris, chairman and co-chief executive officer. “We believe this initiative will produce efficiencies that will enhance service to our associates and empower them to focus on customers to generate revenues.”

Title orders declined in the second quarter of 2007 by 11.1 percent from the same period a year ago. Orders were 13.6 percent lower in June 2007 than in June 2006. “The continued softening of the housing market and the major decline of the subprime lending market were the primary reasons for declines in title orders,” said Malcolm S. Morris.

Stewart Information Services Corporation is a customer-driven, technology-enabled, strategically competitive, real estate information and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries through more than 9,500 policy-issuing offices and agencies in the United States and international markets. Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at www.stewart.com.

This press release may contain forward-looking statements, which include all statements other than statements of historical facts. Forward-looking statements are not guarantees of performance and no assurance can be given that Stewart’s expectations will be achieved. In particular, historical order counts do not necessarily indicate future revenues because Stewart cannot predict the number of orders that will result in closings.

###

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF EARNINGS
(In thousands of dollars, except per share amounts)

	Three months ended		Six months ended
	June 30		June 30
	2007	2006	2007	2006
Revenues
Title insurance:
Direct operations	270,428	275,613	500,042	503,431
Agency operations	276,434	340,189	548,688	621,843
Real estate information	16,497	19,735	33,030	39,754
Investment income	9,168	8,396	18,219	16,933
Investment and other gains - net	902	796	5,124	2,191
	573,429	644,729	1,105,103	1,184,152
Expenses
Amounts retained by agencies	222,752	274,935	445,142	501,811
Employee costs	179,096	183,669	355,888	362,771
Other operating expenses	105,241	107,441	198,884	197,245
Title losses and related claims	35,117	39,217	66,976	64,475
Depreciation and amortization	10,149	8,426	20,034	17,114
Interest	1,874	1,417	3,542	2,847
	554,229	615,105	1,090,466	1,146,263
Earnings before taxes and minority interests	19,200	29,624	14,637	37,889
Income taxes	5,541	8,739	2,921	10,489
Minority interests	3,535	5,175	6,354	9,043
Net earnings	10,124	15,710	5,362	18,357
Average number of diluted shares (000)	18,351	18,310	18,340	18,306

Earnings per diluted share	0.55	0.86	0.29	1.00

Segment information:
Title revenues	556,932	624,994	1,072,073	1,144,398
Title pretax earnings before minority interests	19,862	29,645	11,807	36,409

REI revenues	16,497	19,735	33,030	39,754
REI pretax (loss) earnings before minority interests	(662)	(21)	2,830	1,480

Selected financial information:
Cash provided by operations	34,548	27,637	19,432	14,413
Title loss payments - net of recoveries	19,798	27,666	45,251	55,156
Changes in other comprehensive earnings - net of taxes	(286)	(2,339)	547	(5,340)
Number of title orders opened (000):
April	59.4	62.5
May	61.4	71.5
June	58.9	68.1
Quarter	179.7	202.1
Number of title orders closed (000):
Quarter	125.1	147.0

	June 30 2007	Dec 31 2006

Stockholders’ equity	810,076	802,262
Number of shares outstanding (000)	18,280	18,231
Book value per share	44.31	44.00

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	June 30	December 31
	2007	2006
Assets
Cash and cash equivalents	126,170	136,137
Short-term investments	133,270	161,711
Investments - statutory reserve funds	520,531	490,540
Investments - other	61,503	78,249

Receivables - premiums from agencies	53,818	58,023
Receivables - other	62,911	61,556
Less allowance for uncollectible amounts	(8,980)	(9,112)
Property and equipment	103,399	99,325
Title plants	75,581	70,324

Goodwill	207,035	204,302
Intangible assets	19,627	15,444
Other assets	105,378	91,708

	1,460,243	1,458,207

Liabilities
Notes payable	112,686	109,549
Accounts payable and accrued liabilities	104,666	130,589
Estimated title losses	406,121	384,396
Deferred income taxes	9,063	14,139
Minority interests	17,631	17,272
	650,167	655,945

Contingent liabilities and commitments

Stockholders' equity
Common and Class B Common Stock and additional paid-in capital	150,127	148,517
Retained earnings	655,438	649,598
Accumulated other comprehensive earnings	8,608	8,061
Treasury stock	(4,097)	(3,914)

Total stockholders' equity	810,076	802,262

	1,460,243	1,458,207

July 27, 2007